Exhibit 5.1
April 14, 2009
Westmoreland Coal Company
2 North Cascade Avenue, 14th Floor
Colorado Springs, CO 80903
Ladies and Gentlemen:
     We have acted as counsel to Westmoreland Coal Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the resale, from time to time, by selling securityholders of (i) a warrant to purchase 172,775 shares of the Company’s Common Stock (as defined below) at an exercise price of $19.10 per share until August 20, 2010 (the “Common Stock Purchase Warrant”) and (ii) 4,601,664 shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”). Shares of Common Stock offered by the selling securityholders consist of: (a) 172,775 shares issuable upon exercise of the Common Stock Purchase Warrant; (b) up to 1,877,946 shares issuable upon conversion of 9% senior secured convertible promissory notes (the “Notes”) of the Company in the original principal amount of $15 million (including shares issuable upon conversion of additional notes that may be issued in the future as interest paid in kind in lieu of cash interest on the convertible notes (the “PIK Notes”)); (c) 1,543,600 shares purchased by certain selling securityholders in the open market; (d) 7,343 shares issuable on conversion of depositary shares representing fractional interests in the Company’s Series A Preferred Stock purchased by a selling securityholder in the open market; and (e) up to 1,000,000 shares of Common Stock proposed to be contributed by the Company to the Westmoreland Coal Company Retirement Plan Trust from time to time in satisfaction of certain funding obligations the Company has to the trust (the “Plan Shares”). The Common Stock Purchase Warrant and the Common Stock are referred to herein collectively as the “Offered Securities.” The Offered Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.
     We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, and such other instruments and other certificates of officers and representatives of the Company and such other persons, and we have made such investigations of law, in each case, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all

Westmoreland Coal Company
April 14, 2009

documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     For purposes of this opinion, we have assumed that:
     (i) the Common Stock Purchase Warrant has been exercised in accordance with its terms and applicable law and the full exercise price for the shares of Common Stock issuable pursuant thereto has been paid in cash to and received by the Company;
     (ii) the PIK Notes have been issued in lieu of interest and the Notes and PIK Notes have been converted into shares of Common Stock in accordance with the terms of the PIK Notes and the Notes and applicable law;
     (iii) the Series A Preferred Stock has been converted into shares of Common Stock in accordance with the terms of the Series A Preferred Stock and applicable law; and
     (iv) the Company has made a contribution of the Plan Shares to the Westmoreland Coal Company Retirement Plan Trust in the manner described in the Registration Statement.
     Based on the foregoing, it is our opinion that the Offered Securities being registered for resale by the selling securityholders have been duly authorized by all necessary corporate action of the Company, and, upon the occurrence of the events specified in clauses (i)-(iv) above and the issuance of the shares of Common Stock contemplated thereby, will, when sold, have been validly issued by the Company and be fully paid and nonassessable.
     We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Offered Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours, /s/ DAVIS GRAHAM & STUBBS LLP DAVIS GRAHAM & STUBBS LLP